Exhibit 10.33

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 11, 2009, by and among:

(1)	Daqo New Energy Corp., a company duly organized and validly existing under the Laws of the Cayman Islands (the “Company”),

(2)	Daqo Solar Energy North America, a corporation duly incorporated and validly existing under the Laws of the State of California (“Daqo North America”),

(3)	Chongqing Daqo New Energy Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China (“Chongqing Daqo”),

(4)	Nanjing Daqo New Energy Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China (“Nanjing Daqo”),

(5)	Daqo New Material Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China (“Daqo New Material”),

(4)	the individuals listed in Schedule I-A attached hereto (the “Major Shareholders,” and each a “Major Shareholder”),

(5)	the entities listed in Schedule I-B attached hereto (the “Major Shareholder Holdcos,” and each a “Major Shareholder Holdcos”),

(6)	Granite Global Ventures III L.P., a limited partnership duly organized and validly existing under the Laws of the State of Delaware,

(7)	NewMargin Growth Fund, L.P., a limited partnership duly organized and validly existing under the Laws of the Cayman Islands (together with Granite Global Ventures III L.P., the “Lead Investors” and each, a “Lead Investor”), and

(8)	the other investors listed in Schedule II attached hereto (together with the Lead Investors, the “Investors” and each an “Investor”).

Each of the Company, Daqo North America, Chongqing Daqo, Nanjing Daqo, Daqo New Material, the Major Shareholders, the Major Shareholder Holdcos and the Investors is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Investors wish to invest in the Company by subscribing for Series A Preferred Shares (as defined below), to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

B. The Company wishes to issue and sell Series A Preferred Shares to the Investors pursuant to the terms and subject to the conditions of this Agreement.

C. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1. Definitions. the following terms shall have the meanings ascribed to them below:

“Applicable Accounting Principles” means the generally accepted accounting principles in the United States, applied on a consistent basis.

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this Share Purchase Agreement and for the avoidance of doubt, shall include the Disclosure Schedule.

“Ancillary Agreements” means, collectively, the Investor Rights Agreement and the Indemnification Agreements, each as defined herein.

“Approval” means any approval, authorization, license, permit, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Auditor” means Deloitte Touche Tohmatsu CPA Ltd.

“Audited Financials” has the meaning set forth in Section 7.3 hereof.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in the PRC, Hong Kong and the Cayman Islands.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended.

“Chongqing Daqo” has the meaning set forth in the Preamble of this Agreement.

“Circular 75” has the meaning set forth in Section 3.10(i) hereof.

“Closing” has the meaning set forth in Section 2.2(i) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Account” has the meaning set forth in Section 7.1(ii) hereof.

“Company Intellectual Property” has the meaning set forth in Section 3.19(i) hereof.

“Company Registered IP” has the meaning set forth in Section 3.19(i) hereof.

“Company Security Holder” has the meaning set forth in Section 3.10(i) hereof.

“Compliance Laws” has the meaning set forth in Section 3.9(ii) hereof.

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series A Preferred Shares.

“Daqo North America” has the meaning set forth in the Preamble of this Agreement.

“Daqo New Material” has the meaning set forth in the Preamble of this Agreement.

“Disclosing Party” has the meaning set forth in Section 8.3 hereof.

“Disclosure Schedule” has the meaning set forth in Section 3 hereof.

“Draft Financials” has the meaning set forth in Section 3.14 hereof.

“Employment Agreements” means the executed employment agreements with each of the Key Employees.

“Environmental, Health and Safety Laws” means any and all applicable Laws that: (i) relate to the pollution or protection of the environment (including air; surface water; groundwater and water in pipe, drainage or sewerage systems; land surface or sub-surface strata); (ii) prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity; or (iii) relate to the health or safety of employees, workers, occupiers, invitees or other Persons, including the public, as such of the foregoing are enacted or in effect, prior to or on the date of Closing.

“Environmental Permits” has the meaning set forth in Section 3.24(ii) hereof.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“FCPA” has the meaning set forth in Section 3.9(ii)(b) hereof.

“Financial Statements” has the meaning set forth in Section 3.14 hereof.

“Financing Terms” has the meaning set forth in Section 8.1 hereof.

“Foreign Exchange Authorization” has the meaning set forth in Section 3.10(i) hereof.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the WFOEs, Daqo North America and Daqo New Material, together with, if any, each Subsidiary of any of the foregoing, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power, and “Group” refers to all of Group Companies collectively. The particulars of the Company and other Group Companies are set forth on Exhibit A attached hereto.

“Hazardous Materials” means any radioactive, infectious, flammable, toxic or hazardous substance, chemical, material, waste, pollutant, or contaminant which poses a present or potential hazard to human health and safety or to the environment, including without limitation (i) those chemicals, substances, materials and wastes defined as “hazardous substances” or “hazardous waste”, prohibited or regulated under any applicable Law; and (ii) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and toxic mold.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, labeling, treatment, manufacture, removal, disposal, remediation, Release, exposure of others to, sale, distribution, import, or export of any Hazardous Materials or any product containing a Hazardous Materials.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Improvements” has the meaning set forth in Section 3.18(ii)(c) hereof.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person.

“Indemnification Agreement” has the meaning set forth in Section 5.8 hereof.

“Indemnified Party” has the meaning set forth in Section 9.1 hereof.

“Investor” has the meaning set forth in the Preamble of this Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement to be entered into by and among the parties thereto at the Closing, in the form attached hereto as Exhibit C.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, domain names, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Employees” means each of the president, chief executive officer, the chief financial officer, the chief operating officer, the chief technology officer, the chief sales and marketing officer, the general manager, any other manager with the title of “senior vice president” or higher or any other employee with responsibilities similar to any of the foregoing, of each Group Company and “Key Employees” mean such Persons collectively.

“Knowledge” means, with respect to a Person, the actual knowledge of such Person, or if such Person is an entity, any of its directors and executive officers (and in the case of a Group Company, any of its other Key Employees, if any), and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of such entity who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a Party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such Party has made such due inquiry and due diligence.

“Land Use Rights” has the meaning set forth in Section 3.18(ii)(a) hereof.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Lead Investors” has the meaning set forth in the Preamble of this Agreement.

“Lease” has the meaning set forth in Section 3.18(ii)(b) hereof.

“Lease Agreement” means the amended and restated lease with effect from January 1, 2009 by and between Daqo New Material and Chongqing Daqo.

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Licensed IP” has the meaning set forth in Section 3.19(i) hereof.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Major Shareholders” has the meaning set forth in the Preamble of this Agreement.

“Major Shareholder Holdcos” has the meaning set forth in the Preamble of this Agreement.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, either alone or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of any Group Company taken as a whole or (ii) material impairment of the ability of any Group Company or Major Shareholder to perform the obligations of such Person hereunder or under any other Transaction Documents, as applicable.

“Material Contracts” has the meaning set forth in Section 3.17 hereof.

“Memorandum and Articles” means the amended and restated memorandum of association of the Company and the amended and restated articles of association of the Company attached hereto as Exhibit B, to be adopted in accordance with applicable Law on or before the Closing and which shall be in full force and effect as of the Closing.

“Mortgages” has the meaning set forth in Section 3.18(ii)(d) hereof.

“Nanjing Daqo” has the meaning set forth in the Preamble of this Agreement.

“Offshore Co-signatory Account” has the meaning set forth in Section 7.1(i) hereof.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Permits” has the meaning set forth in Section 3.8 hereof.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Proceeds” has the meaning set forth in Section 7.1(i) hereof.

“Prohibited Person” means any Person that is (i) a national or resident of any U.S. embargoed or restricted country, (ii) included on the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated

Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (iii) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any employee of a Governmental Authority, an active member of a political party engaged in political or governmental activities, a political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Qualified Exchange” means the New York Stock Exchange, the Nasdaq Global Market System or the Main Board of the Hong Kong Stock Exchange.

“Qualified IPO” means the closing of the first firm commitment fully underwritten public offering of Ordinary Shares or securities representing such Ordinary Shares of the Company (i) with gross proceeds to the Company of at least US$80 million and that reflects a pre-money market valuation (based on the price per share offered to the public in the offering) of the Company of at least US$275 million and that results in such securities being listed on a Qualified Exchange, or (ii) otherwise approved by the Board, including the affirmative votes of both Series A Directors.

“Real Property” means (i) the land which any Group Company has Land Use Rights and (ii) the Improvements.

“Related Party” means a director or Key Employee of any Group Company or any Affiliate or any “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”).

“Related Party Contract” means a contract between any Group Company and any Related Party.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, discharging, injecting, escaping, leaching, dumping or disposing into or through the environment, including ambient air, surface water, soil, sediment, groundwater, or sewage systems of any substance, material or waste (whether solid, liquid or gaseous), including the abandonment or discarding of barrels, containers, and other receptacles.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” has the meaning set forth in Section 3.10(ii) hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Director” means the director(s) to be appointed by Lead Investors pursuant to Section 2.1(i) of the Investor Rights Agreement.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Share Incentive Plan” means the Company’s 2009 share incentive plan adopted in August 2009, as such plan may be amended and restated from time to time.

“Social Insurance” has the meaning set forth in Section 3.20(ii) hereof.

“Statement Date” has the meaning set forth in Section 3.14 hereof.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns or Controls more than fifty percent (50%) of the issued and outstanding share capital, voting interests or registered capital.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles and the exhibits attached to any of the foregoing.

“U.S.” means the United States of America.

“Warrantors” has the meaning set forth in Section 3 hereof.

“WFOE” means each of Chongqing Daqo and Nanjing Daqo and “WFOEs” means both of the foregoing entities collectively.

2. Purchase and Sale of Series A Preferred Shares.

2.1 Sale and Issuance of the Series A Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Investor, severally and not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to each Investor, that number of Series A Preferred Shares set forth opposite such Investor’s name on Schedule II attached hereto, with each Investor to pay as consideration for such Series A Preferred Shares the aggregate purchase price set forth opposite such Investor’s name on Schedule II attached hereto.

2.2 Closing

(i) Closing. The consummation of the sale and issuance of the Series A Preferred Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) Business Days after all closing conditions (except for such conditions that will be satisfied at the Closing) specified in Section 5 and Section 6 hereof have been waived or satisfied, or at such other time and place as the Company and both Lead Investors shall mutually agree in writing.

(ii) Closing Deliveries. At the Closing, the Company shall deliver to each Investor (a) a copy of the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to the Investor of the Series A Preferred Shares being purchased by such Investor at the Closing, (b) share certificate or certificates representing the Series A Preferred Shares being purchased by such Investor at the Closing against payment of the purchase price therefor by wire transfer of U.S. funds by such Investor to a bank account designated in writing by the Company prior to the Closing.

2.3 Long-Stop Date. If the Closing fails to occur on or prior to November 20, 2009, each Party shall have the right (but not the obligation) to terminate this Agreement and the transaction contemplated hereunder.

3. Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule, of even date herewith, executed and delivered by the Company, the WFOEs, Daqo North America, Daqo New Material, the Major Shareholders and the Major Shareholder Holdcos (collectively, the “Warrantors”) to the Investors (the “Disclosure Schedule”), each of Warrantors, jointly and severally, represents, warrants and covenants to the Investors that each of the statements contained in this Section 3 is true and complete as of the date of this Agreement and the date of the Closing as follows (provided that, in the case of Major Shareholders and Major Shareholder Holdcos, their representations, warranties and covenants to the Investors and their joint liability with other Warrantors are limited to statements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.8, 3.9, 3.10, 3.14, 3.15, 3.16, 3.23 and 3.24 being true and complete as of the date of this Agreement and the date of the Closing):

3.1 Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the WFOEs and Daqo New Material is validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the Laws of the PRC. Daqo North America is validly existing and in good standing under the Laws of the State of California. Each other Group Company, if any, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Group Company has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which such qualification is required.

3.2 Capitalization and Voting Rights.

(i) Company. Immediately prior to the Closing, the Company shall be authorized to issue a maximum of 500,000,000 shares divided into 500,000,000 shares of a nominal or par value of US$0.0001 comprising of (i) 460,000,000 Ordinary Shares of

US$0.0001 each, of which 100,000,000 are issued and outstanding, and (ii) 40,000,000 Series A Preferred Shares of US$0.0001 each, none of which are issued and outstanding. As of the Closing, the Company shall have reserved (a) 15,000,000 Ordinary Shares for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to the Share Incentive Plan, of which 5,350,000 Ordinary Shares shall be subject to existing awards and 9,650,000 Ordinary Shares are available for grant, and (b) 40,000,000 Ordinary Shares for issuance upon conversion of the Series A Preferred Shares. The rights, privileges and preferences of the Ordinary Shares and Series A Preferred Shares are as set out in the Memorandum and Articles. Section 3.2(i) of the Disclosure Schedule set forth as of (1) the date hereof and immediately prior to the Closing, and (2) immediately after the Closing, the issued and outstanding Equity Securities of the Company and the record holders thereof.

(ii) No Other Securities. Except as (a) set out in Section 3.2(i), (b) the conversion privileges of the Series A Preferred Shares and (c) certain rights provided in the Investor Rights Agreement, there are no and at the Closing there will not be any authorized or outstanding Equity Securities of the Company. Except for the Transaction Documents, no Group Company is a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration, redemption, or repurchase of, any Equity Security of such Group Company.

(iii) Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Ancillary Agreements or applicable securities laws). There are no (a) resolutions (except as contemplated hereby) pending to change the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued but are unpaid by any Group Company.

3.3 Corporate Structure; Subsidiaries. The corporate particulars of each Group Company and Major Shareholder Holdcos as set forth in Exhibit A are true, correct and complete. No Group Company owns or Controls, directly or indirectly, any interest or share in any other Person or is a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in any other Person.

3.4 Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Series A Preferred Shares, have been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by each Warrantor. This Agreement and each of the other Transaction Documents are, or when executed and delivered by such Warrantor will be, valid and legally binding obligations of such Warrantor (assuming the due authorization, execution and delivery by the Investors of such Transaction Document to which they are parties), enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of Securities. The Series A Preferred Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws, the Ancillary Agreements and any Liens imposed by the holders thereof). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws, the Ancillary Agreements and any Liens imposed by the holders thereof). The issuance of the Series A Preferred Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6 Approvals. No Approval with respect to or on the part of any Group Company, any Major Shareholder or any Major Shareholder Holdco is required in connection with its valid execution, delivery, or performance of the transactions contemplated by this Agreement or the other Transaction Documents or the offer, sale, issuance of the Series A Preferred Shares or reservation for issuance of the Conversion Shares, except those Approvals that have been obtained or will be obtained prior to the Closing.

3.7 Offering. Subject to the truth and accuracy of the Investors’ representations set forth in Section 4, the offer, sale and issuance of the Series A Preferred Shares and the Conversion Shares, as contemplated by the Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and, to the Knowledge of the Warrantors, any other applicable securities Laws.

3.8 Permits. Each Group Company has all material franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approvals or permits required under applicable Laws (“Permits”) necessary for its respective business and operations as now conducted. Each such material Permit is valid and in full force and effect. No Group Company is in default or violation of any material Permit. No Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any material Permit. To the Knowledge of the Warrantors, no suspension, cancellation or termination of any such material Permits is pending, threatened or imminent.

3.9 Compliance with Laws and Governmental Orders.

(i) Except as otherwise would not reasonably be expected to have a Material Adverse Effect, each Group Company (including the ownership thereof, the operation of its business, and the ownership and use of its assets) has been and is in compliance with all applicable Laws.

(ii) Each Group Company and each of their respective directors, executive officers and other persons authorized to act on his or its behalf (collectively, “Representatives”), are in compliance with and have complied with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls Laws (collectively, the “Compliance Laws”) in all material aspects. Without limiting the foregoing, no Warrantor nor any Representative has offered, authorized, promised, condoned, participated in, or received notice of any allegation of:

(a) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or improperly influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, in each case, in violation of the Compliance Laws;

(b) the taking of any action by any Person which would violate the Foreign Corrupt Practices Act of the United States of America (“FCPA”), as amended, in any material respect if taken by an entity subject to the FCPA; or

(c) the making of any false or fictitious entries in the books or records of any Group Company by any Person in any material respect.

(iii) No Group Company or Representative is a Prohibited Person. No Group Company has conducted or agreed to conduct any material business, or entered into or agreed to enter into any material transaction with a Prohibited Person.

(iv) The business of each Group Company as now conducted is in compliance with Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions in all material respects.

(v) To the Knowledge of the Warrantors and except as otherwise would not reasonably be expected to have a Material Adverse Effect, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any applicable Law that is currently existing or (b) may give rise to any obligation on the part of a Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any applicable Law that is currently existing.

(vi) No Group Company has received any notice from any Governmental Authority regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law that is material or (b) any actual, alleged, possible or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature that is material. To the Knowledge of the Warrantors, the Company is not under investigation with respect to a material violation of any applicable Law.

(vii) None of the Warrantors and other Group Companies has been subject to any indictment, convicted in any criminal case or subject to government investigation for bribery.

3.10 Certain Regulatory Matters.

(i) The Major Shareholders, the Major Shareholder Holdcos and the Group Companies have obtained and complied with any and all Approvals from applicable Governmental Authorities necessary in respect of the Major Shareholders’ and the Major Shareholder Holdcos’ investment in the Group Companies in all material aspects.

(ii) Each holder or beneficiary owner of Equity Securities of the Company (each, a “Company Security Holder”), who is a “Domestic Resident” as defined in Circular 75 issued by the SAFE on October 21, 2005 (as supplemented by implementing rules and regulations, including without limitation the implementing rule issued by SAFE on May 31, 2007 and known as Notice 106, and by any successor rule or regulation under PRC law, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing, “Circular 75”) has complied with any applicable reporting and registration requirements under Circular 75 and any other applicable SAFE rules and regulations, (collectively, the “SAFE Rules and Regulations”) in all material aspects. Neither the Warrantors nor, to the Knowledge of the Warrantors, any of the Company Security Holders has received any written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations that are material and the Company and the Company Security Holders have made all material filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Each WFOE has obtained all material certificates, approvals, permits, licenses, registration receipts and any similar authorization necessary under PRC Laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorization”) as now being conducted by it. All material existing Foreign Exchange Authorization held by each WFOE is valid and such WFOE is not in default under any of such Foreign Exchange Authorization.

3.11 Compliance with Other Instruments. No Group Company is in violation, breach or default of its Charter Documents. The execution, delivery and performance by each Group Company and the Major Shareholders of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in (i) any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the Charter Documents of any Group Company, (b) any Material Contract, or (c) any applicable Law in any material respect, (ii) the creation or imposition of any Lien upon, or with respect to, any of the properties, assets or rights of any Group Company (other than pursuant to the Transaction Documents), or (iii) any termination, modification, cancellation, or suspension of any right of, or any augmentation or acceleration of any obligation of, any Group Company.

3.12 Actions and Governmental Orders. There is no Action pending or, to the Knowledge of any Warrantor, threatened against any Group Company. To the Knowledge of any Warrantor, there is no Action pending or threatened against any of the officers, directors or employees of any Group Company in connection with such Person’s relationship with, or actions taken on behalf of, such Group Company that is material. There is no Action by any Group Company pending or which such Person intends to initiate against any third party that is material.

3.13 Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investors. Each Group Company has made available to the Investors or its counsel copy of its minutes. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects. Each

Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice and in compliance with applicable Laws, and which permits its Financial Statements (as defined below) to be prepared in accordance with Applicable Accounting Principles.

3.14 Financial Statements. The Company has delivered to the Investors true, correct and complete copies of (A) the audited consolidated balance sheet for the Group as of December 31, 2007 and 2008, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the period from November 22, 2007 to December 31, 2007 and for the year ended December 31, 2008, as audited by the Auditor and (B) the consolidated balance sheet for the Group as of September 30, 2009 (the “Statement Date”) and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the nine-month period ended September 30, 2009, in the form of final draft prepared by the Company and reviewed by the Auditor (the “Draft Financials”) (collectively, the financial statements referred to in clauses (A) and (B) above, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the Group, (ii) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, and (iii) were prepared in accordance with the Applicable Accounting Principles applied on a consistent basis throughout the periods involved.

3.15 Changes. Since the Statement Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect, and there has not been by any Group Company:

(i) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are material to its business taken as a whole, whether tangible or intangible, other than in the ordinary course of business consistent with its past practice, or any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(ii) any waiver, termination, settlement or compromise of a material right or of a material debt (other than in the ordinary course of business consistent with its past practice);

(iii) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens or incurred in the ordinary course of business consistent with its past practice) or (2) any material indebtedness or guarantee, or the making of any loan or advance (other than in the ordinary course of business consistent with its past practice), or the making of any material investment or capital contribution;

(iv) any amendment or termination of any Material Contract, any entering into of any new Material Contract, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(v) any declaration, setting aside or payment or other distribution in respect of any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(vi) any material damage, destruction or loss, whether or not covered by insurance;

(vii) any material change in accounting methods or practices or any revaluation of any of its material assets;

(viii) except in the ordinary course of business consistent with its past practice, entry into any material closing agreement in respect of Taxes, settlement of any material claim or material assessment in respect of any Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or material assessment in respect of any Taxes, entry or change of any Tax election, change of any method of accounting resulting in an amount of additional Tax;

(ix) any commencement or settlement of any Action; or

(x) any agreement or binding commitment to do any of the things described in this Section 3.15.

For purposes of this Section 3.15, a “material” change means any such change in an amount over US$2 million.

3.16 Liabilities. Except as disclosed in Section 3.16 of the Disclosure Schedule, no Group Company has any Liabilities except for (i) liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date, and (ii) liabilities incurred since the Statement Date which do not exceed US$2 million in the aggregate.

3.17 Material Contracts. A true, fully-executed copy of each Material Contract has been delivered to the Investors. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order in any material respects, and is in full force and effect according to its terms. Except that otherwise would not reasonably be expected to have a Material Adverse Effect, (i) such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur; (ii) no Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract; and (iii) no Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract. For the purpose of this Agreement, the term “Material Contract” means any Contract to which a Group Company is a party that (a) involves obligations (contingent or otherwise) or payments in excess of US$2 million per annum, (b) involves Intellectual Property that any Group Company’s business is substantially relied upon (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), (c) materially restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Key Employee, director, shareholder or Affiliate (other than in the ordinary course of business consistent with past practice), (g) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien, in each case, in an amount exceeding US$2 million, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business in an amount exceeding US$2 million, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real property (except for leases involving payments of less than US$2 million per annum), (k) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with a Governmental Authority (other than in the ordinary course of business consistent with past practice), (m) is the Lease Agreement or (n) the termination of which would reasonably be expected to have a Material Adverse Effect. A true and correct list of the Material Contracts is set forth in Schedule 3.17 of the Disclosure Schedule.

3.18 Title; Properties.

(i) Title. Except that otherwise would not reasonably be expected to have a Material Adverse Effect, the Group Companies have good and valid title to, or a valid leasehold interest in, all of their assets, whether real, personal or mixed, purported to be owned by them, free and clear of any Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods covered by the Financial Statements.

(ii) Real Property.

(a) None of the Group Companies owns or has legal or other right or interest in any land other than the land use rights (the “Land Use Rights”) as set forth in Section 3.18(ii)(a) of the Disclosure Schedule or as held pursuant to the Leases. Any land grant premium required under Applicable Laws in connection with securing such Land Use Rights has been fully paid. Except as otherwise would not reasonably be expected to have a Material Adverse Effect, none of the land with respect to which the Land Use Rights relate constitute arable land that has been converted to other uses, except as permitted by Laws. The particulars of the Land Use Rights as set out in Section 3.18(ii)(a) of the Disclosure Schedule are true and complete in all material respects.

(b) Section 3.18(ii)(b) of the Disclosure Schedule sets forth each leasehold interest held by any Group Company relating to any material real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set out in Section 3.18(ii)(b) of the Disclosure Schedule are true and complete in all material respects.

(c) Each Group Company, has obtained property ownership certification for any material plants, buildings, improvements and fixtures (if any) located on land with respect to which it holds Land Use Rights (collectively, the “Improvements”) as required by applicable Laws. All of the Improvements are in good operating condition and in a state of reasonable maintenance and repair (except for ordinary wear and tear) and are adequate for the conduct of the business of such Group Company as currently conducted in all material respects.

(d) The Real Property is free and clear of any and all material Liens except for those identified in Section 3.18(ii)(d) of the Disclosure Schedule (the “Mortgages”).

(e) Except as disclosed in Section 3.18 of the Disclosure Schedule and except that otherwise would not reasonably be expected to have a Material Adverse Effect, (A) none of the Group Companies uses any Real Property in the conduct of its business except insofar as it holds valid Land Use Rights and property ownership certification of the Improvements, or has secured a Lease with respect thereto; (B) no default or event of default on the part of any Group Company, or event which, with the giving of notice or passage of time or both, would constitute a material default or event of default has occurred and is continuing unremedied or unwaived under the terms of any of the Land Use Rights, property ownership certification of the Improvements, the Leases or Mortgages.

(f) Except as disclosed in Section 3.18 of the Disclosure Schedule and except that otherwise would not reasonably be expected to have a Material Adverse Effect, (A) the use and operation of the Real Property is in compliance with all applicable Laws, including, without limitation, all applicable building codes, environmental, zoning, subdivision, and land use laws; (B) none of the Group Companies has received notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such laws or regulations; (C) there are no condemnation, environmental, zoning or other proceedings, either instituted or planned to be instituted, which would detrimentally affect the value of the Real Property or the use and operation of the Real Property for its intended purpose.

(iii) Personal Property. Except that otherwise would not reasonably be expected to have a Material Adverse Effect, all machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (A) in good condition and repair in all material respects (reasonable wear and tear excepted) and (B) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

3.19 Intellectual Property Rights.

(i) Company Intellectual Property. Except that otherwise would not reasonably be expected to have a Material Adverse Effect, the Group owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property (“Company Intellectual Property”) necessary to conduct its business without any conflict with or infringement of the rights of any other Person. Section 3.19(i)(A) of the Disclosure Schedule sets forth a complete list of all material patents, trademarks, service marks, trade names, domain names and copyrights (“Company Registered IP”) for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, any Group Company. Section 3.19(i)(B) of the Disclosure Schedule sets forth a complete list of all material Intellectual

Property used by any Group Company through license from third parties (other than generally available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms)(“Licensed IP”).

(ii) IP Ownership. Except as otherwise would not reasonably be expected to have a Material Adverse Effect, (A) all of Company Registered IP are owned by, registered or applied for solely in the name of a Group Company, are valid and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied; (B) no Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any of Company Intellectual Property to be invalid or unenforceable; and (C) no material Company Intellectual Property is the subject of any security interest, Lien, license or other Contract granting rights therein to any other Person.

(iii) Infringement, Misappropriation and Claims. Except as otherwise would not reasonably be expected to have a Material Adverse Effect, (A) no Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing; (B) no Person has violated, infringed or misappropriated any Company Intellectual Property, and no Group Company has given any written notice to any other Person alleging any of the foregoing; and (C) no Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property.

(iv) Protection of IP. Except as otherwise would not reasonably be expected to have a Material Adverse Effect, the Group has taken any and all reasonable and appropriate steps to register, protect, maintain and safeguard Company Intellectual Property and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing.

3.20 Labor and Employment Matters.

(i) Key Employees. Section 3.20(i) of the Disclosure Schedule sets forth each Key Employee, along with each such individual’s title. To the Knowledge of the Warrantors, each Key Employee is currently devoting all of his or her business time to the conduct of the business of the Group. No Key Employee has given any notice of an intent to resign, and no Group Company has any intention of terminating the employment of any Key Employee. Except that otherwise would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Warrantors, no Key Employee of any Group Company is obligated under, or in violation of any term of, any Contract or any Governmental Order that would interfere with the right of any such individual to be employed by, or to contract with, such Group Company, and no Group Company has received any notice alleging that any such violation has occurred.

(ii) Actions; Compliance. Except that otherwise would not reasonably be expected to have a Material Adverse Effect, (a) no employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements); (b) there is no, and there has not been in the last three

(3) years, any Action relating to the violation or alleged violation of any Law by any Group Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company; (c) each Group Company has complied in all material respects with all Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, and health and safety; (d) each Group Company is in compliance with each Law relating to its provision of any form of social insurance (“Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law; (e) there has not been, and there is not now any pending or, to the Knowledge of the Warrantors, threatened strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company; and (f) there is no pending internal investigation related to any employee or consultant of any Group Company.

3.21 Insurance. (i) Each Group Company has in full force and effect fire, casualty and other insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated; (ii) there is no material claim pending thereunder as to which coverage has been questioned, denied or disputed; (iii) all premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds; (iv) all such policies and bonds are in full force and effect according to their terms, except in the case of each of (i), (ii), (iii) and (iv) above, for any such matter, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.22 Tax Matters.

(i) Each Group Company (a) has timely filed all material Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all material Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all material Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

(ii) Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was true, correct and complete in all material respects. All material records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. To the Knowledge of the Warrantors, no written claim has been made by a Government Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iii) No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved and is material or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that is material.

(iv) No Group Company is or has ever been a PFIC or CFC. No Group Company anticipates that it will become a PFIC or CFC for the taxable year ended December 31, 2009.

(v) No Group Company is or has ever been a US real property holding corporation.

(vi) Each Group Company is treated as a corporation for U.S. federal income tax purposes.

(vii) Any preferential Tax treatment enjoyed by any Group Company on or prior to the date of the Closing has been in compliance with all applicable Laws in all material aspects.

3.23 Related Party Transactions. Each Related Party Contract is on terms and conditions at least as favorable to the applicable Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party. Except as otherwise disclosed in Section 3.23 of the Disclosure Schedule, no Related Party has any direct or indirect ownership interest in any Person (other than a Group Company) that competes with any Group Company (except that a Related Party may have a passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing). Except as disclosed in Section 3.23 of the Disclosure Schedule, no Related Party has any ownership interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services in excess of US$1 million or (ii) any Material Contract to which a Group Company is a party or by which it may be bound or affected.

3.24 Environmental, Health and Safety Laws.

(i) Except as set forth in Section 3.24(i) of the Disclosure Schedule, each Group Company has complied and is in compliance with all the Environmental, Health and Safety Laws and Environmental Permits in all material aspects. Except as set forth in Section 3.24(i) of the Disclosure Schedule, no Action, Governmental Order, settlement or other Contract is in progress, pending or, to the Knowledge of the Warrantors, threatened in relation to an actual or alleged violation of any Environmental, Health and Safety Laws or Environmental Permits against any Group Company that is material. No Group Company has owned or operated its business, the Real Property or any other property or facility in a manner that has given rise to material Liabilities, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any material investigative, corrective or remedial obligations, pursuant to any Environmental, Health and Safety Laws.

(ii) Each Group Company has all material authorizations, approvals, permits, certificates and licenses required under the Environmental, Health and Safety Laws (“Environmental Permits”) necessary for its respective business and operations as now conducted and the use of, or any activities or operations carried out at, the Real Property owned or occupied by such Group Company.

(iii) Each Group Company has at all times carried out Hazardous Material Activity in accordance with Environmental, Health and Safety Laws in all material aspects.

3.25 Suppliers, Vendors and Customers.

(i) Section 3.25(i) of the Disclosure Schedule is a correct list of each of the top five (5) customers (with related or affiliated Persons aggregated for purposes hereof) of the Group and a correct list of each of the top five (5) suppliers (with related or affiliated Persons aggregated for purposes hereof) to the Group as well as any material sole-source suppliers to the Group, in each case for the year ended December 31, 2008 and for the nine-month period ended September 30, 2009, together with the aggregate amount of the purchases made from each such supplier, and the aggregate amount of the revenues received from each such customer during such periods. There is not currently any dispute pending between the Group and any Person listed on such Disclosure Schedule.

(ii) Except as set forth on Section 3.25(ii) of the Disclosure Schedule, no Group Company has experienced or been notified of any material shortage in goods or services provided by any of its suppliers set forth on Section 3.25(i) of the Disclosure Schedule, and none of the customers and suppliers set forth on Section 3.25(i) of the Disclosure Schedule has threatened or has notified such Group Company that it intends to terminate its relationship and dealings with such Group Company.

3.26 No Brokers. None of the Group Companies has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the other Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.27 Disclosure. The Company has provided each Investor with all the information regarding the Group Companies requested by any Investor for deciding whether to purchase the Series A Preferred Shares. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to any Investor at the Closing under this Agreement and the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that each of the statements contained in this Section 4 is true and complete as of the date of this Agreement and the date of the Closing as follows:

4.1 Status. To the extent that such Investor is not a natural person, such Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2 Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by such Investor. This Agreement and each of the Transaction Documents are, or when executed and delivered by such Investor will be, valid and legally binding obligations of such Investor (assuming the due authorization, execution and delivery by other parties thereto), enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Purchase for Own Account. The Series A Preferred Shares purchased hereunder, and to be received by such Investor, if any, will be acquired for investment purposes for such Investor’s own account or the account of one or more of such Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Series A Preferred Shares, and has not solicited any Person for such purpose, and if such Investor is not a natural person then it further represents that it has not been organized for the purpose of acquiring the Series A Preferred Shares.

4.4 Status of Investor. Such Investor is either (i) an “accredited investor” within the meaning of U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act and that any transfer or resale of the Series A Preferred Shares and the underlying Ordinary Shares will be in accordance with the provisions of said Regulation S or pursuant to an available exemption therefrom.

4.5 No Conflict; Certain Proceedings. Neither the execution and delivery of this Agreement and each of the Transaction Documents to which such Investor is a party by such Investor nor the consummation or performance of the transaction contemplated hereby and thereby will give any Person the right to prevent, delay, or otherwise interfere with the transaction contemplated hereby pursuant to any provision of such Investor’s Charter Documents, any legal requirement or order to which Investor may be subject, or any Contract to which such Investor is a party or by which such Investor may be bound. There is no pending Proceeding that has been commenced against the Investor and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transaction contemplated hereby. To such Investor’s Knowledge, no such Proceeding has been threatened.

4.6 Access to Information; Independent Investment Decision. Such Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Series A Preferred Shares and the merits and risks of investing in the Series A Preferred Shares; (ii) access to information about the Group Companies and their financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Group Companies possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the disclosure materials provided by the Warrantors under Section 3 of this Agreement.

4.7 Restricted Securities. Such Investor understands that the Series A Preferred Shares are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Investor understands that the Securities have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.8 Legends. Such Investor understands that the certificates evidencing the Securities issued pursuant to this Agreement may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

5. Conditions of the Investors’ Obligations at the Closing. The obligations of the Investors to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by both Lead Investors, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall be true, correct and complete when made and shall be true, correct and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true, correct and complete as of such particular date.

5.2 Performance. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

5.3 Authorizations. All Approvals of any competent Governmental Authority or of any other Person that are required to be obtained by any Group Company prior to or in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Series A Preferred Shares) shall have been duly obtained and effective as of the Closing.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of the Company with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Lead Investors.

5.5 Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary action of the Board of Directors and the members of the Company, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing.

5.6 Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing, and (ii) attaching thereto (a) copies of all resolutions approved by the shareholders and boards of directors of the Company related to the transactions contemplated hereby, and (b) good standing or equivalent certificates with respect to the Company from the applicable authority(ies) in the Cayman Islands reasonably acceptable to the Investors.

5.7 Opinions of Counsel. The Investors shall have received:

(i) from Jun He Law Offices, PRC counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit D; and

(ii) from Thorp Alberga, Cayman Islands counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit E.

5.8 Investor Rights Agreement. Each of the parties to the Investor Rights Agreement (other than the Investors) shall have executed and delivered such agreements to the Investors.

5.9 Indemnification Agreements. The Company shall have delivered to each Investor copies of indemnification agreements between the Company and each director of the Company designated by such Investor, in each case duly executed by the Company (each, an “Indemnification Agreement”) in form and substance attached hereto as Exhibit F.

5.10 Board of Directors. The Board of Directors shall have been constituted in accordance with the Investor Rights Agreement and the Company shall have delivered to the Investors a copy of the Company’s register of directors, certified by its registered agent and evidencing the same.

5.11 Delivery of Draft Financials. The Company shall have delivered to each Lead Investor a copy of the Draft Financials.

5.12 No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 4 shall be true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2 Performance. Each Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing.

6.3 Ancillary Agreements. Each Investor shall have executed and delivered the Investor Rights Agreement and all other Ancillary Agreements, to which it is a party, to the other parties thereto.

7. Covenants and Other Agreements.

7.1 Use of Proceeds.

(i) Prior to the Closing, a representative from each of the Lead Investors shall be named as an additional signatory under a U.S. dollar bank account of the Company (the “Offshore Co-signatory Account”) and any withdrawal, disbursement or payment from, or any other transactions relating to, the Offshore Co-signatory Account shall require the signature of both such representatives. Such representative shall not be removed as a signatory of the Offshore Co-signatory Account unless agreed by the relevant Lead Investor in writing. All proceeds received by the Company from the issuance and sale of Series A Preferred Shares hereunder (the “Proceeds”) shall be deposited in the Offshore Co-signatory Account at the Closing. The foregoing restrictions shall be removed after the Proceeds have been injected into Chongqing Daqo pursuant to subsection (ii) below.

(ii) Within ten (10) Business Days after the Closing, all Proceeds shall be injected by the Company into Chongqing Daqo as registered capital and thereafter deposited in an interest-bearing bank account of Chongqing Daqo (the “Company Account”) and, for so long as a Qualified IPO has not been consummated or the covenant set forth in Section 7.4 hereof has not been satisfied or otherwise waived by the Lead Investors, a representative from each of the Lead Investors shall be named as an additional signatory under the Company Account and any withdrawal, disbursement or payment from, or any other transactions relating to, the Company Account shall require the signature of both such representatives. Such representative shall not be removed as a signatory of the Company Account unless agreed by the relevant Lead Investor in writing. The foregoing restrictions shall be removed after the consummation of a Qualified IPO or if the covenant set forth in Section 7.4 hereof is satisfied or otherwise waived by the Lead Investors.

(iii) Subject to the foregoing, the Group Companies shall use the proceeds from the issuance and sale of Series A Preferred Shares hereunder only in accordance with the budget and business plan adopted pursuant to the Investor Rights Agreement.

7.2 Executory Period Covenants. Between the date of this Agreement and the Closing, unless both Lead Investors consent in writing otherwise:

(i) Pre-Closing Actions. As promptly as practicable, each Warrantor shall: (a) use best efforts to take all actions required of such party and to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby and by the Ancillary Documents; (b) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Warrantor prior to the Closing pursuant to Law in connection with this Agreement, the Ancillary Documents and the issuance of the Series A Preferred Shares pursuant hereto and the consummation of the other transactions contemplated hereby and by the Ancillary Documents; (c) use reasonable best efforts to obtain, or cause to be obtained, all consents (including any consents required under any contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to this Agreement and the Ancillary Documents; and (d) coordinate and cooperate with the other Parties in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to this Agreement and the Ancillary Documents.

(ii) Non-Violation. Pending the Closing, none of the Warrantors, without the prior written consent of the Investors, shall take any action which (a) would render any of the representations or warranties made by the Warrantors in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (b) would result in any of the covenants contained in this Agreement becoming incapable of performance. Each Warrantor shall promptly advise the Investors of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance.

(iii) Conduct of Business. Except as otherwise permitted by this Agreement or with the written consent of both Lead Investors, from the date hereof to the date of the Closing, the Warrantors shall: (a) carry on the Group’s business in the ordinary course consistent with past practice and use best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group; and (b) not do any act or thing which would require the consent of the Investors under the Investor Rights Agreement had the transactions contemplated hereunder been consummated.

(iv) Negative Covenants. No Warrantor shall (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of any Group Company, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset except in the ordinary course of business consistent with past practice, (d) issue, sell, or grant any Equity Security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (f) incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee for any indebtedness of any Person except in the ordinary course of business consistent with past practice, (g) make any material change in any method of accounting or accounting practice used by any Group Company, other than any such changes required by Applicable Accounting Principles, (h) enter into any Material Contract, or (i) authorize or commit to do any of the foregoing.

(v) Exclusivity. From the date hereof until the Closing, the Warrantors shall not, and they shall not permit any of their representatives or any member of the Group to, solicit, initiate, facilitate, engage in any discussions or negotiations with respect to, adopt, approve, commit to, or conclude any investment transaction with, or any sale of any member of the Group or the business or equity thereof to, any third party, whether directly or indirectly (except any and all activities, discussions or negotiations relating to any public offerings of the Company’s equity). The Warrantors shall, and shall cause their representatives and the other members of the Group to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investors.

(vi) Access and Information. From the date hereof until the Closing, the Warrantors shall permit each Investor, or any representative thereof, at its own expense, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as such Investor reasonably requests, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. No information or knowledge obtained pursuant to this Section or otherwise by an Investor in connection with its due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions.

7.3 Audited Financials. The Company shall, and each of the Major Shareholders and Major Shareholder Holdcos shall cause the Company to, as promptly as practicable, but in any event within ten (10) Business Days after the Closing, deliver to the Investors the audited consolidated balance sheet for the Group as of September 30, 2009 and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the nine-month period ended September 30, 2009, as audited by Deloitte Touche Tohmatsu CPA Ltd. (the “Audited Financials”). The Company covenants that (i) the Audited Financials shall have been prepared in accordance with the books and records of the Group, fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, and have been prepared in accordance with the Applicable Accounting Principles applied on a consistent basis throughout the periods involved, and (ii) the net income of the Group for the nine-month period ended September 30, 2009 as set forth in the Audited Financials shall not be less than 95% of such net income as set forth in the Draft Financials and the Audited Financials shall not otherwise differ from the Draft Financials in any material respect.

7.4 Security Arrangements. If a Qualified IPO has not been consummated on or prior to February 12, 2010, the Company, the other Group Companies and each of the Major Shareholders and Major Shareholder Holdcos shall use their best efforts to work with the Lead Investors in good faith to create such security arrangements to secure the redemption obligations of the Company in respect of the Series A Preferred Shares under the Memorandum and Articles as the Lead Investor may request. Prior to a Qualified IPO or the creation of such security arrangement: (i) each Major Shareholder Holdco shall not directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way any Equity Securities in the Company held by such Major Shareholder Holdco as of the date hereof; (ii) the use of proceeds restrictions set forth in Section 7.1(ii) hereof shall not be removed.

7.5 Compliance with Circular 75. The Company (and/or any other Group Company and/or Major Shareholders, as the case may be) shall, as promptly as practicable after the Closing, to the reasonable satisfaction of the Investors, take all requisite action to apply for and complete any necessary filing under the SAFE Rules and Regulations.

7.6 No Issuance. Notwithstanding anything else to the contrary in the Transaction Documents, the Company shall not, and other Group Companies, Major Shareholders and Major Shareholder Holdcos shall cause the Company not to, issue any Equity Securities of the Company pursuant to the Share Incentive Plan (other than in connection with exercise of options granted prior to the date hereof) prior to consummation of a Qualified IPO without the Lead Investors’ written consent.

8. Confidentiality.

8.1 Disclosure of Terms. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except in accordance with the provisions set forth below.

8.2 Permitted Disclosures. Notwithstanding the foregoing, (i) each member of the Group and each Investor, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; and (ii) each Investor may disclose any of the Financing Terms to its fund manager and the employees thereof so long as such Persons are under appropriate nondisclosure obligations.

8.3 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Section 8, such Party (the “Disclosing Party”) shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy. Notwithstanding anything to the contrary in this Agreement, the Company may file the Transaction Documents with the SEC in compliance with the applicable securities laws without giving any notices to the other Parties or seeking confidential treatment or other remedies from the SEC.

8.4 Other Exceptions. Notwithstanding any other provision of this Section 8, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation;

(iii) information which enters the public domain without breach of confidentiality by the restricted Party; or (iv) disclosures to a Party’s accountants and attorneys so long as they agree to keep such disclosures confidential.

9. Indemnity.

9.1 General Indemnity.

(i) Subject to the other provisions in this Agreement, each Group Company hereby agrees to jointly and severally indemnify and hold harmless each Investor, and such Investor’s Affiliates, directors, officers, agents and assigns (each an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties and covenants made by any Warrantor in or pursuant to this Agreement.

(ii) Subject to the other provisions in this Agreement, each Major Shareholder and Major Shareholder Holdco hereby agrees to jointly and severally indemnify and hold harmless each Indemnified Party from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties and covenants made by Major Shareholders or Major Shareholder Holdcos in or pursuant to this Agreement.

9.2 Survival. The representations, warranties, covenants, agreements, undertakings and indemnities contained in or made pursuant to this Agreement shall survive the Closing until the earlier of (i) the consummation of the Qualified IPO and (ii) the first anniversary of the Closing.

9.3 Limitations. Notwithstanding anything to the contrary, in no event shall the aggregate amount of Indemnifiable Losses payable by all Warrantors to all Indemnified Parties pursuant to this Agreement exceed an amount equal to the sum of (i) purchase price the Investors actually paid to the Company for the Series A Preferred Shares, and (ii) interest thereon for the period between the date of the Closing to the date when an indemnification event occurs, at an interest rate of 8% per annum, compounded annually. In addition, if any Investor receives any amount as a result of the exercise of the redemption right pursuant to Article 7A(5) of the Memorandum and Articles, then the maximum amount of Indemnifiable Losses payable set forth in the preceding sentence shall be reduced by such amount received by the Investor.

10. Miscellaneous.

10.1 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

10.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of both Lead Investors and the Company, provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other Parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3 Governing Law. This Agreement shall be governed by and construed under the Laws of New York, the United States, without regard to principles of conflict of laws thereunder.

10.4 Dispute Resolution.

(i) Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration.

(ii) The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with the said Rules. The number of arbitrators shall be three. The arbitration shall be conducted in the English language.

(iii) Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv) The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi) The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Regardless of anything else contained herein, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the arbitration.

(viii) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding(s) involving any of the Parties relating to this Agreement or any other Transaction Documents in connection therewith. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal(s) constituted under any of the Transaction Agreements, the ruling of the tribunal constituted under this Agreement shall prevail.

10.5 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address as set out in Schedule III (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 10.5). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

10.6 Rights Cumulative. Except as otherwise provided herein, each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

10.7 Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. If the transaction contemplated hereby is consummated, at the Closing, the Company shall pay or reimburse all costs and expenses incurred by the Investors in connection with the transactions contemplated by the Transaction Documents (including without limitation the fees of O’Melveny & Myers LLP, counsel to the Lead Investors) up to a maximum of US$100,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.8 Finder’s Fee. Each Warrantor agrees, jointly and severally, to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

10.9 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

10.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the Major Shareholders, and (iii) the Lead Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties.

10.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

10.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.13 No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

10.14 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.16 Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among all of the Parties with respect to the subject matters hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

COMPANY:	DAQO NEW ENERGY CORP.

	By:	/s/ Gongda Yao
		Name:	Gongda Yao
		Title:	Chief Executive Officer

OTHER GROUP COMPANIES:

DAQO SOLAR ENERGY NORTH AMERICA

	By:	/s/ Gongda Yao
		Name:	Gongda Yao
		Title:	Authorized Signatory

CHONGQING DAQO NEW ENERGY CO., LTD.

	By:	/s/ Gongda Yao
		Name:	Gongda Yao
		Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NANJING DAQO NEW ENERGY CO., LTD.

By:	/s/ Gongda Yao
	Name:	Gongda Yao
	Title:	Authorized Signatory

DAQO NEW MATERIAL CO., LTD.

By:	/s/ Gongda Yao
	Name:	Gongda Yao
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LEAD INVESTORS:	GRANITE GLOBAL VENTURES III L.P.

By: Granite Global Ventures III L.L.C., its General Partner

	By:	/s/ Hany Nada
		Name:	Hany Nada
		Title:	Managing Director

NEWMARGIN GROWTH FUND, L.P.

	By:	/s/ Greg W. Ye
		Name:	Greg W. Ye
		Title:	Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

OTHER INVESTORS:	GGV III ENTREPRENEURS FUND L.P.

By: Granite Global Ventures III L.L.C., its General Partner

	By:	/s/ Hany Nada
		Name:	Hany Nada
		Title:	Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

OTHER INVESTORS:	VENTURE STAR INVESTMENT (HK) LIMITED

	By:	/s/ Fumin Zhuo
		Name:	Fumin Zhuo
		Title:	Chairman

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

OTHER INVESTORS:	SIGULER GUFF BRIC OPPORTUNITIES FUND, LP

By: SIGULER GUFF BRIC GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
		Name:	Donald P. Spencer
		Title:	Managing Director

SIGULER GUFF BRIC OPPORTUNITIES FUND (E), LP

By: SIGULER GUFF BRIC GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
		Name:	Donald P. Spencer
		Title:	Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

OTHER INVESTORS:	SIGULER GUFF BRIC OPPORTUNITIES FUND II, LP

By: SIGULER GUFF BRIC II GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
		Name:	Donald P. Spencer
		Title:	Managing Director

SIGULER GUFF BRIC OPPORTUNITIES FUND II (T), LP

By: SIGULER GUFF BRIC II GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
		Name:	Donald P. Spencer
		Title:	Managing Director

SIGULER GUFF BRIC OPPORTUNITIES FUND II (M), LP

By: SIGULER GUFF BRIC II GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
		Name:	Donald P. Spencer
		Title:	Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MAJOR SHAREHOLDERS:	Guangfu Xu

/s/ Guangfu Xu

Xiang Xu

/s/ Xiang Xu

MAJOR SHAREHOLDER
HOLDCOS:	GOLD INTELLECT LIMITED

	By:	/s/ Guangfu Xu
		Name:	Guangfu Xu
		Title:	Director

PLENTY CHINA LIMITED

	By:	/s/ Xiang Xu
		Name:	Xiang Xu
		Title:	Director

SCHEDULE I-A

LIST OF MAJOR SHAREHOLDERS

Guangfu Xu, a citizen of the PRC with PRC identification card number 321124194211100512.

Xiang Xu, a citizen of the PRC with PRC identification card number 321124197103030514.

SCHEDULE I-B

LIST OF MAJOR SHAREHOLDER HOLDCOS

Gold Intellect Limited, a company organized and validly existing under the Laws of the British Virgin Island.

Plenty China Limited, a company organized and validly existing under the Laws of the British Virgin Island.

Schedule I-B

SCHEDULE II

SCHEDULE OF INVESTORS

Name	Number of Series A Preferred Shares to be Purchased	Total Purchase Price Payable
Granite Global Ventures III L.P.	11,695,471	US$	21,648,000

GGV III Entrepreneurs Fund L.P.	190,170	US$	352,000

Venture Star Investment (HK) Limited	2,161,026	US$	4,000,000

NewMargin Growth Fund, L.P.	11,615,513	US$	21,500,000

Siguler Guff BRIC Opportunities Fund, LP	987,656	US$	1,828,125

Siguler Guff BRIC Opportunities Fund (E), LP	362,985	US$	671,875

Siguler Guff BRIC Opportunities Fund II, LP	2,157,244	US$	3,993,000

Siguler Guff BRIC Opportunities Fund II (T), LP	453,275	US$	839,000

Siguler Guff BRIC Opportunities Fund II (M), LP	90,763	US$	168,000

TOTAL	29,714,103	US$	55 million

Schedule II

SCHEDULE III

NOTICE ADDRESSES

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to the Warrantors:

666 Longdu Avenue, Wanzhou, Chongqing 404000,

People’s Republic of China

Attn: Chief Financial Officer

T: +86 23 6486 6666

F: +86 23 6486 6688

If to Granite Global Ventures III L.P. or GGV III Entrepreneurs Fund L.P.:

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attn: Stephen Hyndman

T:+1 650 475 2150

F:+1 650 475 2151

with a copy to:

GGV Capital

Unit 3701,K.Wah Center

1010 Huaihai Zhong Road

Shanghai 200031 PRC

Attn: Jenny Lee

T: +86 21 6161 1717

F: +86 21 5404 7667

If to NewMargin Growth Fund, L.P.:

c/o NewMargin Ventures

Radisson Plaza (Xing Guo) Hotel

78 Xing Guo Road, Villa 3

Shanghai, China 200052

86-21-6213-8000

If to Venture Star Investment (HK) Limited:

:200031

Tel: 86 21 61611 777

Schedule III

If to Siguler Guff BRIC Opportunities Fund, LP, Siguler Guff BRIC Opportunities Fund (E), LP, Siguler Guff BRIC Opportunities Fund II, LP, Siguler Guff BRIC Opportunities Fund II (T), LP, or Siguler Guff BRIC Opportunities Fund II (M), LP:

c/o Siguler Guff Advisers, LLC

825 Third Avenue, 10th Floor

New York, NY 10022

Attention: General Counsel

+1 212 332 5100

Schedule III

EXHIBIT A

PARTICULARS OF GROUP COMPANIES

(A)

The Company

Registered Company Name	:	Daqo New Energy Corp.

Registered Address	:	666 Longdu Avenue, Wanzhou, Chongqing 404000, People’s Republic of China

Date of Incorporation	:	November 22, 2007

Place of Incorporation	:	Cayman Islands

Director(s)	:	Guangfu Xu, Xiang Xu, Fei Ge, Dafeng Shi and Gongda Yao

Authorized Shares	:	500,000,000 with a par value of $0.0001

Issued Shares	:	See Section 3.2(i) of the Agreement

Subsidiaries (and percentage of shareholding) as of the date of the Agreement	:	Daqo North America (100%) Chongqing Daqo (100%) Nanjing Daqo (100%)

Shareholders (and percentage of shareholding) as of the date of the Agreement	:

Gold Intellect Limited (39.00%)

Plenty China Limited (14.82%)

Ruian International Limited (10.89%)

Instantup Investments Limited (9.93%)

Ace Pro Holdings Limited (9.22%)

Best Mount International Limited (8.76%)

Million Fortune International Limited (7.38%)

Exhibit A

(B) Other Group Companies

Daqo North America

Registered Company Name	:	Daqo Solar Energy North America

Business Address	:	2635 North First Street, San Jose, California, United States

Date of Incorporation	:	December 23, 2008

Place of Incorporation	:	California

Director(s)	:	Xu Xiang

Authorized Shares	:	10,000,000 with no par value

Issued Shares	:	1,000,000 share

Subsidiaries (and percentage of shareholding) as of the date of the Agreement	:	None

Shareholders (and percentage of shareholding) as of the date of the Agreement	:	Daqo New Energy Corp. (100%)

Exhibit A

Chongqing Daqo

Registered Company Name	:	Chongqing Daqo New Energy Co., Ltd

Registered Address	:

Date of Incorporation	:

Company Number	:	500000400009869

Place of Incorporation	:	Chongqing, China

Director(s)	:	Guangfu Xu, Xiang Xu, Fei Ge and Dafeng Shi

Total Investment	:

Registered Capital	:

Paid Up Capital	:

Subsidiaries (and percentage of shareholding) as of the date of the Agreement	:	None

Shareholder (and percentage of shareholding) as of the date of the Agreement	:	Daqo New Energy Corp. (100%)

Exhibit A

Nanjing Daqo

Registered Company Name	:	Nanjing Daqo New Energy Co., Ltd

Registered Address	:

Date of Incorporation	:

Company Number	:	320100400041361

Place of Incorporation	:

Director(s)	:	Guangfu Xu, Xiang Xu, Fei Ge, Dafeng Shi

Total Investment	:

Registered Capital	:

Paid Up Capital	:

Subsidiaries (and percentage of shareholding) as of the date of the Agreement	:	None

Shareholder (and percentage of shareholding) as of the date of the Agreement	:	Daqo New Energy Corp. (100%)

Exhibit A

Daqo New Material

Registered Company Name	:

Registered Address	:

Date of Incorporation	:

Company Number	:	500101000007937

Place of Incorporation	:

Registered Capital	:

Paid Up Capital	:

Subsidiaries (and percentage of shareholding) as of the date of the Agreement	:	None

Shareholder (and percentage of shareholding) as of the date of the Agreement	:

Exhibit A

EXHIBIT B

FORM OF MEMORANDUM AND ARTICLES

[See Exhibit 3.1 Included in the Registration Statement on Form F-1]

EXHIBIT C

FORM OF INVESTOR RIGHTS AGREEMENT

[See Exhibit 4.5 Included in the Registration Statement on Form F-1]

EXHIBIT D

FORM OF OPINION OF PRC COUNSEL

[Letterhead of PRC counsel]

[Date]

To:

Granite Global Ventures III L.P.

GGV III Entrepreneurs Fund L.P.

Venture Star Investment (HK) Limited

NewMargin Growth Fund, L.P.

Siguler Guff BRIC Opportunities Fund, LP

Siguler Guff BRIC Opportunities Fund (E), LP

Siguler Guff BRIC Opportunities Fund II, LP

Siguler Guff BRIC Opportunities Fund II (T), LP

Siguler Guff BRIC Opportunities Fund II (M), LP

Re: Legal Opinion

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We are acting as the PRC counsel to Daqo New Energy Corp. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the investment of Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Venture Star Investment (HK) Limited, NewMargin Growth Fund, L.P., Siguler Guff BRIC Opportunities Fund, LP, Siguler Guff BRIC Opportunities Fund (E), LP, Siguler Guff BRIC Opportunities Fund II, LP, Siguler Guff BRIC Opportunities Fund II (T), LP and Siguler Guff BRIC Opportunities Fund II (M), LP (collectively, the “Investors”) in the Company by subscribing for the Company’s Series A Preferred Shares (the “Transaction”).

We have been requested, pursuant to the terms of the Share Purchase Agreement (the “Share Purchase Agreement”) dated November 11, 2009 among the Company, Daqo Solar Energy North America, Chongqing Daqo New Energy Co., Ltd (“Chongqing Daqo”), Nanjing Daqo New Energy Co., Ltd (“Nanjing Daqo”), Daqo New Material Co., Ltd (“Daqo New Material”), the individuals listed in Appendix I attached hereto (the “Major Shareholders”), the entities listed in Schedule I-B thereto and the Investors, and the ancillary agreements, including the Investor Rights Agreement and the Indemnification Agreements (collectively, the “Transaction Documents”), to give this opinion on, inter alia, (A) the legality of the ownership structure of the following entities: (i) Chongqing Daqo, (ii) Nanjing Daqo and (iii) Daqo New Material (collectively referred to hereafter as the “PRC Group

Entities”), (B) the legality, validity and enforceability of the lease agreement entered into by and between Daqo New Material and Chongqing Daqo, which has come into effect since January 1, 2009 (the “Lease Agreement”), (C) the legality of the transactions and business operations of the PRC Group Entities as described in the Transaction Documents, and (D) certain matters relating to the Transaction Documents.

As used herein, (A) “PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC, in effect on the date of this opinion; (B) “PRC Authorities” means any national, provincial, governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (C) “Approvals” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Law; and (D) “Material Adverse Effect” has the meaning set forth in the Share Purchase Agreement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the Transaction Documents and other agreements referred to hereunder and certificates issued by PRC Authorities or officers of the Company.

In examination of the documents and for the purpose of giving this opinion, we have assumed without further inquiry:

(a)	the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all factual statements in the documents; and

(c)	that all parties other than the PRC Group Entities to the Transaction Documents have the requisite power and authority to enter into the Transaction Documents and to perform their obligations thereunder, that and all parties other than the PRC Group Entities to the Transaction Documents have duly authorized, executed and delivered the relevant Transaction Documents and that none of the Transaction Documents has been revoked, amended, varied, cancelled or supplemented as of the date of this opinion.

2

Based on the foregoing, we are of the opinion that:

1.	Each of the PRC Group Entities has been duly organized and is validly existing as a wholly foreign owned enterprise or domestic funded company with limited liability, as the case may be, with legal person status under PRC Law and its business license and articles of association are in full force and effect under, and in compliance with, PRC Law.

2.	To the best of our knowledge after due inquiry, all the equity interest of Chongqing Daqo and Nanjing Daqo is owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or any other third party right. Except as described in the Disclosure Schedule, the Company’s contribution to Chongqing Daqo and Nanjing Daqo has been in compliance with the Approvals by relevant PRC Authorities. As of the date hereof, the registered capital of Chongqing Daqo is US$63 million, of which US$5.5 million has been contributed; the registered capital of Nanjing Daqo is US$20 million, of which US$0.9 million has been contributed.

3.	To the best of our knowledge after due inquiry, all the equity interest of Daqo New Material is owned by Daqo Group Co., Ltd. free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or any other third party right. All the registered capital of Daqo New Material has been paid up.

4.	Except as described in the Disclosure Schedule, each of Chongqing Daqo and Nanjing Daqo has full legal right, authority, power and all necessary Approvals to own, use, sell, lease, license and operate its assets and to conduct its business as now conducted.

5.	To the best of our knowledge after due inquiry, except as described in the Disclosure Schedule, no information has come to our attention that each of Chongqing Daqo and Nanjing Daqo is (A) in violation of any PRC Law, except for such violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (B) in violation of its business license, articles of association, other constitutional documents (if any) or Approvals; or (C) in breach of or default in the performance or observance of any of the terms or provisions of the Lease Agreement.

6.	Each of Chongqing Daqo and Nanjing Daqo has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Transaction Documents to which it is a party, and has duly authorized, executed and delivered each of the Transaction Documents to which it is a party, and the obligations under the Transaction Documents constitute valid, legal and binding obligations enforceable against each of them in accordance with the terms of each of the Transaction Documents.

3

7.	To the best of our knowledge after due inquiry, there are no pending or threatened legal, arbitration or administrative proceedings in the PRC by or against any of Chongqing Daqo or Nanjing Daqo, or to which the property of any of them is or may be subject, and, if determined adversely against any of Chongqing Daqo or Nanjing Daqo, would individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

8.	Chongqing Daqo and Nanjing Daqo own or otherwise have the legal right to use the patents and trademarks listed in Appendix II hereto (collectively, the “Intellectual Property”) relating to their business. The trademark license contract by and among Daqo Group Co., Ltd., Chongqing Daqo and Nanjing Daqo date August 8, 2009 is legal, valid and enforceable in all respects under PRC Law. To the best of our knowledge after due inquiry, (i) neither Chongqing nor Nanjing Daqo is infringing, misappropriating or violating or has infringed, misappropriated or violated the intellectual property rights of any third party in the PRC; (ii) none of the Intellectual Property is subject to any outstanding order, judgment or ruling restricting the title to or use of such Intellectual Property in the PRC; and (iii) no security interests or other liens have been created with respect to any of the Intellectual Property.

9.	Each of the beneficial owners of the Company who are PRC residents, as listed in Appendix III attached hereto, has duly filed all the required registrations and reports with the relevant branch of SAFE having jurisdiction over each of them, in accordance with the SAFE Rules and Regulations (as defined in the Share Purchase Agreement).

10.	Except as described in the Disclosure Schedule, the execution and performance of the Transaction Documents shall not be subject to the Approval by any PRC Authorities. The execution of the Transaction Documents is not in violation of the articles of association or other constitutional documents of any of Chongqing Daqo or Nanjing Daqo and the content of the Transaction Documents is not in violation of PRC Law.

11.	Chongqing Daqo and Daqo New Material have full legal right, authority and power to execute, deliver and perform the Lease Agreement. The Lease Agreement is valid, legal and enforceable under PRC Law and does not constitute a violation of or conflict with any PRC Law or the articles of association of Chongqing Daqo.

4

12.	Daqo Group Co., Ltd. and Chongqing Daqo has full legal right, authority and power to execute and deliver the Non-compete Agreement dated July 1, 2008 by and among the Company, Daqo Group Co., Ltd. and Chongqing Daqo (the “Non-compete Agreement”). The Non-compete Agreement is valid, legal and enforceable under PRC Law.

13.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration of Foreign Exchange, and the China Securities Regulatory Commission (the “CSRC”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by the PRC companies or individuals, to obtain the approval of the CSRC prior to the listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (together with the M&A Rules, the “M&A Rules and Related Clarifications”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws and the interpretations and implementations thereof as of the date hereof, (i) the CSRC has jurisdiction over the Company’s proposed initial public offering in the United States; (ii) the CSRC currently has not issued any definitive rules or interpretations concerning whether the proposed initial public offering contemplated by the Company in the United States on Form F-1 is subject to the M&A Rules and Related Clarifications; and (iii) notwithstanding the above, given that the Company set up Chongqing Daqo and Nanjing Daqo as green-field, wholly foreign owned subsidiaries in the PRC, the Company is not a special purpose vehicle formed for the purpose of acquiring a PRC domestic company. Therefore, the M&A Rules and Related Clarifications are not applicable. As a result, it is not necessary for the Company to obtain any approval from the CSRC for its listing and trading of the Company’s ADSs on the New York Stock Exchange.

14.	The choice of Hong Kong law as the governing law of the Transaction Documents is a valid choice of law under the laws of the PRC and would be recognized and given effect in any action brought before a court of competent jurisdiction in the PRC against any PRC Group Entity, except for those laws (a) which such court considers to be procedural in nature, (b) which are revenue or penal laws, or (c) the application of which would be inconsistent with applicable public policy, as such term is interpreted under the laws of the PRC.

5

15.	Except as described in Section 3.4 of the Disclosure Schedule, the courts of the PRC would recognize a final and conclusive arbitral award obtained in accordance with the Transaction Documents against any PRC Group Entity and would recognize and enforce such award without re-examination or re-litigation of any matter which is the substantive subject of such award, provided that such recognition and enforcement will be conducted in accordance with the PRC Supreme People’s Court, Mutual Enforcement of Arbitration Awards between the Mainland China and the Hong Kong Special Administrative Region Arrangement.

This opinion is subject to the following qualifications:

(a)	This opinion, as it relates to the enforceability of the Transaction Documents or any other agreements to which any of the PRC Group Entities is a party, is subject to (A) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Law affecting creditors’ rights, and (C) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation.

(b)	This opinion relates only to PRC Law and we express no opinion as to any laws other than PRC Laws. PRC Law as used in this opinion refers to PRC Law currently in force as of the date of this opinion and there is no guarantee that any of such PRC Law will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely to you and solely for the purpose of and in connection with the Transaction

Yours faithfully,

Jun He Law Offices

6

EXHIBIT E

FORM OF OPINION OF CAYMAN ISLANDS COUNSEL

DRAFT – subject to review and amendment

Direct: +852 2801 6066

Cell:    +852 9718 8740

E-mail: rthorp@thorpalberga.com

Granite Global Ventures III L.P.

GGV III Entrepreneurs Fund L.P.

Venture Star Investment (HK) Limited

NewMargin Growth Fund, L.P.

Siguler Guff BRIC Opportunities Fund, LP

Siguler Guff BRIC Opportunities Fund (E), LP

Siguler Guff BRIC Opportunities Fund II, LP

Siguler Guff BRIC Opportunities Fund II (T), LP

Siguler Guff BRIC Opportunities Fund II (M), LP

[    ] November 2009

Dear Sirs,

We have acted as counsel as to Cayman Islands law to Daqo New Energy Corp. (the “Company”) in connection with the issue by the Company of 29,714,103 convertible redeemable series A preference shares of US$0.0001 par value each (the “Series A Preferred Shares”).

1 DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion.

2 ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, a copy of which is attached to this opinion. We have also relied upon the assumptions set out in Schedule 2 to this opinion, which we have not independently verified.

3 QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

4 OPINIONS

Based upon, and subject to, the foregoing assumptions and qualifications, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands and possesses the capacity to own its property and assets, to carry on its business in accordance with the Restated M&A and to sue and be sued in its own name.

4.2	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum or articles of association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

4.3	The authorised share capital of the Company is US$50,000 divided into 460,000,000 ordinary shares of US$0.0001 par value (the “Ordinary Shares”) and 40,000,000 Series A Preferred Shares. The Ordinary Shares and the Series A Preferred Shares will have the rights, preferences, privileges and restrictions set forth in the Restated M&A. Based on our review of the register of members and the corporate records of the Company, at the date hereof the issued and outstanding shares of the Company consist of 100,000,000 Ordinary Shares, which shares have been authorised and validly issued and, on the assumption that the contractual subscription price therefore was fully paid in cash, which shares may properly be credited as fully paid under Cayman Islands law. Resolutions of the directors of the Company to keep unissued, pending exercise of options granted under the Company's 2009 Share Incentive Plan (the “SIP”) authorised but unissued Ordinary Shares in the capital of the Company to meet the purchase rights of options under the SIP (the “SIP Resolutions”) were validly passed on [ ] 2009.

4.4	The Series A Preferred Shares, when issued and allotted in accordance with the terms of the Transaction Documents, the Resolutions and the Restated M&A, and when entered on the register of members of the Company against the name of the holders thereof as such, and the Conversion Shares, when issued upon a conversion of the Series A Preferred Shares, will be validly issued as fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof) under Cayman Islands law and in accordance with the Resolutions and the Restated M&A:

(a)	assuming payment in full of the consideration set forth in the Subscription Agreement has been made and no requirement to pay additional consideration is contained in any other document; and

(b)	subject to the satisfaction of any conditions or requirements set forth in the Subscription Agreement, Restated M&A or the Resolutions.

Upon entry on the register of members of the Company, the holders of the Series A Preferred Shares will be the registered holders of such number of Series A Preferred Shares as noted against their names on such register of members.

4.5	The execution, delivery and performance of the Transaction Documents has been authorised by and on behalf of the Company and the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4.6	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the creation, execution or delivery of the Transaction Documents by the Company; or

2

(b)	the performance by the Company of its obligations under any of the Transaction Documents, including without limitation the sale and issue of the Series A Preferred Shares and the Conversion Shares pursuant to the Transaction Documents.

4.7	It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Transaction Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands. However, to the extent that any of the Transaction Documents creates a charge over assets of the Company, the Company and its Directors are under an obligation to enter such charge in the Register of Mortgages and Charges of the Company in accordance with section 54 of the Companies Law. While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:

(a)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(b)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Transaction Documents are governed by the laws of New York, the question of whether they would possess these particular characteristics would be determined under the laws of New York.

4.8	No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Transaction Documents;

(b)	the enforcement of the Transaction Documents;

(c)	the issuance of the Series A Preferred Shares; or

(d)	payments made under, or pursuant to, the Transaction Documents.

The Transaction Documents will be subject to nominal stamp duty if they are executed in or brought into the Cayman Islands but will otherwise not be subject to stamp duty. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

4.9	Based solely on our inspection of the Register of Writs and Other Originating process in the Grand Court of the Cayman Islands from the date of incorporation of the Company there were no actions or petitions pending against the Company in the courts of the Cayman Islands as at close of business in the Cayman Islands on [ ] November 2009.

3

4.10	The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Transaction Documents. The submission in the Transaction Documents to arbitration in the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules is valid and binding upon the Company.

4.11	Foreign arbitration awards may be enforced in the Cayman Islands under the Foreign Arbitral Awards Enforcement Law, which applies where the arbitration award to be enforced (the “Award”) was made in pursuance of an arbitration agreement in a state which is a party to the New York Convention on the Recognition of Enforcement of Foreign Arbitral Awards adopted by the 1958 United Nations Conference on International Commercial Arbitration (the “Convention”). In general, the courts of the Cayman Islands will enforce an Award made under the Convention unless it is proved by the party against whom the Award was made that:

(a)	a party to the arbitration agreement was under some incapacity;

(b)	the arbitration agreement was not valid under the law to which the parties subjected it or, in default, under the law of the jurisdiction where the Award was made;

(c)	the Award was made in circumstances contrary to natural justice;

(d)	the Award dealt with a matter or matters not contemplated by or falling within the terms of the submission to arbitration or contained decisions on matters beyond the scope of such submission; or

(e)	the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, in default of such agreement, with the laws of the jurisdiction where the arbitration took place.

Enforcement of an Award made under the Convention may also be refused by the courts of the Cayman Islands where the Award is in respect of a matter which is not capable of settlement by arbitration or where it would be contrary to the public policy of the Cayman Islands to enforce such an Award.

A foreign arbitration award may also be enforced in the Cayman Islands pursuant to common law principles by action on the Award or pursuant to the Arbitration Law by leave of the Cayman Islands court.

4.12	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

4.13	None of the parties to the Transaction Documents will be treated as resident, domiciled or carrying on or transacting business or subject to taxation in the Cayman Islands or in violation of any Cayman Islands law solely by reason of the negotiation, preparation or execution of the Transaction Documents, or the entering into of or the exercise of their rights on the performance of their obligations under the Transaction Documents.

4

4.14	The Company is not entitled to any immunity under the laws of the Cayman Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Transaction Documents in respect of itself or its property.

4.15	The Restated M&A are consistent and in compliance with the Companies Law and do not conflict with any other applicable law, regulation, order or decree currently in force in the Cayman Islands. Under the Companies Law, the Restated M&A bind the Company and its members to the same extent as if each member has subscribed his name and affixed his seal thereto. The Restated M&A have been duly adopted by the Shareholders’ Resolutions and are in full force and effect.

4.16	It is not necessary or advisable in order for the Investors (as defined in the Share Purchase Agreement) to enforce its rights under the Transaction Documents, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands.

4.17	There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations which may be made by the Company.

This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

THORP ALBERGA

5

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1	the Certificate of Incorporation of the Company;

2	the Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands on [ ] November 2009;

3	the Memorandum and Articles of Association of the Company as adopted on [ ] November 2009 (the “Restated M&A”);

4	the resolutions of the shareholders of the Company dated [ ] November 2009 adopting the Restated M&A (the “Shareholders’ Resolutions”);

5	the written resolutions of the Board of Directors of the Company dated [ ] November 2009 (the “Resolutions”) at which terms of the Transaction Documents were approved;

6	a certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”);

7	the Share Purchase Agreement [in substantially the form attached to the Resolutions as Exhibit B] (the “Share Purchase Agreement”);

8	the Investor Rights Agreement [in substantially the form attached to the resolutions as Exhibit C] the “Investor Rights Agreement”);

9	[ ]

The documents listed at 7 to [    ] above are referred to as the “Transaction Documents”.

6

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1	the Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under Hong Kong law and all other relevant laws (other than the laws of the Cayman Islands);

2	the choice of the laws of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by any court sitting in New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of New York and all other relevant laws (other than the laws of the Cayman Islands);

3	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

4	all signatures, initials and seals are genuine;

5	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents;

6	there is nothing contained in the minute book or the corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing; and

7	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

7

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1	The term “enforceable” as used in this opinion means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

1.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

1.3	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

1.4	the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

1.5	obligations to make payments that may be regarded as penalties will not be enforceable;

1.6	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum; and

1.7	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Transaction Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2009 Revision), as amended, of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

2	Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

8

3	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4	In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

5	We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

6	We make no comment with regard to the references to foreign statutes in the Transaction Documents.

9